SUB-ITEM 77B

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                              ON INTERNAL CONTROL



BOARD OF TRUSTEES AND SHAREHOLDERS
AIM VARIABLE INSURANCE FUNDS, INC.
HOUSTON, TEXAS


In planning and performing our audit of the financial statements of AIM V.I. Capital Appreciation Fund, AIM V.I. Diversified Income Fund, AIM V.I. Government Securities Fund, AIM V.I. Growth Fund, AIM V.I. Premier Equity Fund, AIM V.I. International Growth Fund, AIM V.I. Money Market Fund, AIM V.I. Global Utilities Fund, AIM V.I. Core Equity Fund, AIM V.I. Capital Development Fund, AIM V.I. Balanced Fund, AIM V.I. High Yield Fund, AIM V.I. New Technology Fund, AIM V.I. Blue Chip Fund, AIM V.I. Dent Demographic Trends Fund, AIM V.I. Mid Cap Core Equity Fund, AIM V.I. Basic Value Fund, AIM V.I. Aggressive Growth Fund, AIM V.I. Large Cap Growth Fund and AIM V.I. Small Cap Equity Fund each a series of shares of common stock of AIM Variable Insurance Funds, Inc., for the year ended December 31, 2003, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of the internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses, as defined above, as of December 31, 2003.

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BOARD OF TRUSTEES AND SHAREHOLDERS
AIM VARIABLE INSURANCE FUNDS, INC.
PAGE TWO




This report is intended solely for the information and use of management and the Board of Trustees of AIM Variable Insurance Funds, Inc. and the Securities and Exchange Commission, and is not intended to be and should not be used by anyone other than these specified parties.





                                                  TAIT, WELLER & BAKER

PHILADELPHIA, PENNSYLVANIA
JANUARY 30, 2004